AGENCY AND SERVICE AGREEMENT

CARILLON SERIES TRUST

AGREEMENT made as of the 18th day of November, 2017, by and among Carillon Series Trust, a Delaware statutory trust, having its principal office and place of business at 880 Carillon Parkway, St. Petersburg, Florida 33716 (the “Trust”), and Carillon Fund Services, Inc., a Florida corporation, having its principal office and place of business at 880 Carillon Parkway, St. Petersburg, Florida 33716 (the "Agent”).

WHEREAS, the Trust desires to appoint Agent as its agent in connection with certain activities further described in Section 1.2 below, and the Agent desires to accept such appointment;

WHEREAS, the Trust is authorized to issue Shares of beneficial interest, without par value ("Shares") in separate series, portfolios or classes (“Series”); and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Terms of Appointment; Duties of the Agent

1.1 Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints the Agent to act as, and the Agent agrees to act as its agent for the Trust's authorized and issued Shares, in connection with any accumulation, open-account or similar plans provided to the shareholders of the Trust ("Shareholders").  The Agent, either directly or through third parties, including affiliates, it may contract with (vendors or service providers, shall perform certain acts of the Trust on behalf of its respective Shareholders as set out in the current effective Prospectus and Statement of Additional Information of the Trust, including without limitation any periodic investment plan or periodic withdrawal program.

1.2	The Agent agrees that it will perform the following services:

In accordance with the Trust's then current Prospectus and Statement of Additional Information and procedures established from time to time by agreement between the Trust and the Agent, the Agent shall:

(i) respond to inquiries from shareholders, the principal underwriter-distributor (“Distributor”) for Shares, and financial intermediaries;

(ii) prepare and transmit to the transfer agent for the Shares, shareholder instructions for Share redemptions and subscriptions;

(iii) implement reasonable procedures to monitor potential money laundering and by taking all other necessary actions to adhere to the Bank Secrecy Act as amended by the USA PATRIOT Act of 2001 and the implementing regulations thereunder (collectively, the “AML Acts”); and

(v) perform services in connection with a Customer Identity Theft Prevention Program with respect to the Trust’s Customers.

Procedures applicable to certain of these services described in this Section may be established from time to time by agreement between the Trust and the Agent and shall be subject to the review and approval of the Trust.  The failure of the Trust to establish such procedures with respect to any service shall not in any way diminish the duty and obligation of the Agent to perform such service hereunder.

2.                Fees and Expenses

2.1              For the duties and obligations to be performed by the Agent pursuant to this Agreement, the Trust agrees to pay the Agent a fee (the “Fee”) as set forth in the attached Schedule II.  The Fee and the basis for calculation thereof, may be changed from time to time subject to mutual written agreement between the Trust and the Agent.

3. Representations and Warranties of the Agent

The Agent represents and warrants to the Trust that:

3.1 It is a corporation duly organized and existing and in good standing under the laws of the State of Florida.

3.2 It is duly qualified to carry on its business in the State of Florida.

3.3 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

3.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with procedures established from time to time by mutual agreement between the Trust and the Agent.

4. Representations and Warranties of the Trust

The Trust individually represents and warrants to the Agent that;

4.1 It is a business trust duly organized and existing and in good standing under the laws of Delaware.

4.2 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

4.3 All proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

4.4 It is an open-end management investment company registered under the Investment Company Act of 1940, as amended.

4.5 A Registration Statement containing a Prospectus and Statement of Additional Information under the Securities Act of 1933, as amended is currently effective and appropriate state securities law filings have been made with respect to all Shares of the Trust being offered for sale.

5. Privacy Policy

5.1 The Agent acknowledges and agrees that any non-public personal information relating to customers of the Trust (“Customer Information”) is provided to the Agent solely for the purpose of enabling it to perform services pursuant to this agreement and may not be reused by the Agent or its delegates for any other purpose. The Trust has provided the Agent with a copy of the Trust’s privacy policy under Regulation S-P, 17 C.F.R. Part 240 and all applicable state and federal privacy laws, and will provide copies of annual and other notices under, or amendments to its privacy policy. The Agent agrees that Customer Information will not be released to any third parties except as permitted by Regulation S-P, applicable state and federal privacy laws and policies of the Trust. The Trust authorizes the Agent to disclose Customer Information to any delegates that the Agent believes is reasonably required by such delegate to provide any of the services required under this Agreement, provided that the Agent will be liable to the Trust is a delegate discloses Customer Information in a manner not permitted under this Section 5.  The Agent represents and warrants to the Trust that it has adopted and implemented procedures to safeguard Customer Information relating to customer records and information, and that such procedures are reasonably designed to: (i) insure the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (iii) protect against unauthorized access to or use of customer records or information.

5.2 Each party shall take reasonable efforts to advise its employees and delegates of their obligations pursuant to this Section 5. The obligations of this Section shall survive any earlier termination of this Agreement.

6. Indemnification

6.1 The Agent shall not be responsible for, and the Trust shall individually indemnify and hold the Agent harmless from and against, any and all losses, damages, and any and all reasonable costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a) All actions of the Agent required to be taken by the Agent pursuant to this Agreement (including the defense of any lawsuit in which the Agent is a named party), provided the Agent has acted in good faith and without negligence or willful misconduct.

(b) The Trust's refusal or failure to comply with the terms of this Agreement, or the Trust's lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of the Trust hereunder.

(c) The reliance on, or use by, the Agent or its delegates of information, records and documents which (i) are received by the Agent or its delegates and furnished to it by or on behalf of the Trust, and (ii) have been prepared and/or maintained by the Trust or any other person or firm on behalf of the Trust.

(d) The reliance on or the carrying out by the Agent or its delegates of any written instructions of the Trust. "Written Instructions" means written instructions delivered by mail, tested telegram cable or facsimile sending device and received by the Agent, or its delegates, signed by authorized persons.

(e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

6.2 The Trust shall not be responsible for and the Agent shall indemnify and hold the Trust harmless from and against any and all losses, damages, and any and all reasonable costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to the Agent's failure to comply with the terms of this Agreement or any action or failure or omission to act by the Agent as a result of the lack of good faith, negligence or willful misconduct of the Agent or any of its delegates referred to in Sections 6.1, 6.3 and 9.3 or which arise out of the breach of any representation or warranty of the Agent hereunder.

6.3 At any time the Agent may apply to any authorized officer of the Trust for instructions, and may consult with experienced securities counsel with respect to any matter arising in connection with the services to be performed by the Agent under this Agreement, and the Agent and its delegates shall not be liable and shall be indemnified by the Trust for any action taken or omitted by them in good faith in reliance upon such instructions or upon the opinion of such counsel that such actions or omissions comply with the terms of this Agreement and with all applicable laws.  The Agent or its delegates shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed by the Agent to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Agent or its delegates by machine readable input, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

6.4 In the event either party is unable, to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes. In addition, the Agent shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available and the Agent shall further use reasonable care to minimize the likelihood of such damage, loss of data, delays and/or errors and should such damage, loss of data, delays and/or errors occur, the Agent shall use its best efforts to mitigate the effects of such occurrence.

6.5 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

6.6 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim or the institution of any agency action or investigation for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning same. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of same. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party prior written consent.

7. Covenants of the Trust and the Agent

7.1 The Trust shall promptly furnish to the Agent the following:

(a) A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Agent and the execution and delivery of this Agreement.

(b) A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

7.2 The Agent shall keep all records relating to the services to be performed hereunder, in the form and manner it may deem advisable. To the extent and in the manner required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, and as required by Section 17 of the Securities Act of 1934 and the Rules thereunder, the Agent agrees that all such records prepared or maintained by the Agent relating to the services to be performed by the Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

7.3 The Agent and the Trust agree that all books, records, information and data pertaining to the business of each party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law or regulatory agency.

7.4 The Agent and the Trust acknowledge that they are financial institutions subject to the Bank Secrecy Act as amended by the USA PATRIOT Act of 2001 and the implementing regulations thereunder (collectively, the “AML Acts”) or are otherwise aware of and agree to abide by the AML Acts by implementing reasonable procedures to monitor money laundering and by taking all other necessary actions to adhere to the AML Acts.  The Agent and the Trust also acknowledge that the AML Acts require, among other things, that financial institutions adopt compliance programs reasonably designed to guard against money laundering and provide for customer identification programs.  The Agent and the Trust further acknowledge that they are in compliance and will continue to comply with the AML Acts and applicable anti-money laundering rules of self-regulatory organizations in all relevant respects.  The Agent and the Trust represent and warrant that they are in compliance with the AML Acts.

8. Termination of Agreement

8.1 This Agreement may be terminated by the Trust or the Agent upon sixty (60) days written notice. Any such termination shall not effect the rights and obligations of the parties under Article 7 hereof. Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust. Additionally, the Agent reserves the right to charge for any other reasonable expenses associated with such termination. In the event that the Trust designates a successor to any of the Agent's obligations hereunder, the Agent shall, at the expense and direction of the Trust, transfer to such successor a certified list of the Shareholders of the Trust, a complete record of the account of each Shareholder, and all other relevant books, records and other data established or maintained by the Agent hereunder.

9. Assignment

9.1 Except as provided in Section 9.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by the Agent without the written consent of the Trust.

9.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

9.3  The Agent may delegate to a reputable agent any of its functions herein.  However, the Agent will remain responsible to the Trust for any such delegation.  The Agent shall consult with the Trust before it implements the delegation of a material portion of the services it will provide under Section 1.3 of the Agreement.

10. Amendment

10.1 This Agreement may be amended or modified only by a written agreement executed by all the parties and authorized or approved by a regulation of the Board of Trustees of the Trust.

10.2 In the event the Trust issues additional series of shares in addition to the Shares with respect to which it desires to have the Agent render services as agent under the terms hereof, it shall so notify the Agent in writing, and if the Agent agrees, in writing to provide such services, such additional series of Shares shall become the Trust hereunder.

11. Merger of Agreement

11.1 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

12. Delaware Statutory Trust Limitations
The Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually, but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund.  All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

13. Miscellaneous

13.1 The Trust authorizes the Agent to provide the Trust’s Distributor any information it provides or makes available to the Trust in connection with this Agreement, unless such information is restricted by the Distributor.

13.2 The Agent agrees to treat all information relative to the Trust and their prior, present or potential Shareholders confidentially and the Agent on behalf of itself and its employees agrees to keep confidential all such information, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Agent may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

14. Florida Law to Apply

14.1 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

CARILLON SERIES TRUST

/s/ Susan L. Walzer
Name:  Susan L. Walzer
Title:    Principal Executive Officer

CARILLON FUND SERVICES, INC.

/s/ Eric J. Wilwant
Name:  Eric J. Wilwant
Title:    President

SCHEDULE I

Carillon Series Trust and its series funds:

Carillon Series Trust – Carillon ClariVest Capital Appreciation Fund
Carillon Series Trust – Carillon Eagle Growth & Income Fund
Carillon Series Trust – Carillon ClariVest International Stock Fund
Carillon Series Trust – Carillon Eagle Investment Grade Bond Fund
Carillon Series Trust – Carillon Eagle Mid Cap Growth Fund
Carillon Series Trust – Carillon Eagle Mid Cap Stock Fund
Carillon Series Trust – Carillon Eagle Small Cap Growth Fund
Carillon Series Trust – Carillon Eagle Smaller Company Fund
Carillon Series Trust – Carillon Cougar Tactical Allocation Fund
Carillon Series Trust – Carillon Reams Core Bond Fund
Carillon Series Trust – Carillon Reams Core Plus Bond Fund
Carillon Series Trust – Carillon Scout International Fund
Carillon Series Trust – Carillon Reams Low Duration Bond Fund
Carillon Series Trust – Carillon Scout Mid Cap Fund
Carillon Series Trust – Carillon Scout Small Cap Fund
Carillon Series Trust – Carillon Reams Unconstrained Bond Fund

SCHEDULE II

Compensation pursuant to Paragraph 2 of the Agency and Service Agreement shall be:

The fee due to Agent (the “Fee”) shall be calculated as one half of the Agent’s operating expenses.  These operating expenses comprise of, but are not limited to: (a) personnel salaries and related costs associated with personnel, (b) administrative expenses, and (c) information technology expenses.  The Fee will be allocated among each Series of the Trust on a pro rata share of the each Series’ relative net assets.